SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 12, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Inapplicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events
Proposed Decision Issued in the California Department of Water Resources' (DWR) 2001-2002 Revenue Requirement True-Up Proceeding and the DWR 2004 Revenue Requirement Proceeding

            On December 9, 2003, an administrative law judge (ALJ) of the California Public Utilities Commission (CPUC) issued a proposed decision that would implement a true-up adjustment of the CPUC's previous interim allocation of the DWR's revenue requirement for the 2001-2002 period among the three California investor-owned utilities (IOUs) including Pacific Gas and Electric Company (Utility).  As previously disclosed, the true-up adjustment is to be based on the actual amount of power purchased by the DWR for the respective IOU's customers during the 2001-2002 period.  To determine the amount of the true-up, the proposed decision recommends that the CPUC use the allocation methodology it used in determining the allocation of the 2001-2002 DWR power charge revenue requirement.  Under this methodology, the proposed decision would find that the Utility has over-remitted approximately $100 million in power charges to the DWR.

            The proposed decision also recommends the CPUC adopt an interim allocation of the DWR 2004 revenue requirement among the three California IOUs.  The DWR pays for its costs of purchasing electricity from a revenue requirement collected from the IOUs' electricity customers through a power charge and a bond charge.  The ALJ's proposed decision would accept the 2004 bond charge requested by the DWR but would reject Southern California Edison (SCE)'s proposal requesting that the CPUC revisit the allocation methodology from a previous decision used to allocate the DWR bond charge revenue requirement among the customers of the IOUs.  The Utility estimated that, if adopted, the SCE proposal would have resulted in an allocation of an additional approximately $550 million in bond charges to the Utility in connection with the 2001-2002 true-up.

            The proposed decision agrees with the Utility's proposal to include any true-up adjustments to the DWR's 2001-2002 revenue requirement in each IOU's allocation of the 2004 DWR revenue requirement to be reflected in the 2004 DWR remittance rate.  SCE supported this proposal, but San Diego Gas & Electric Company had proposed that any under-remittance that an IOU is determined to owe should be paid by the IOU immediately.

            The proposed decision would adopt an interim allocation of the 2004 DWR revenue requirement by applying the methodology adopted for the allocation of the 2003 DWR revenue requirement.  The interim allocation would allocate approximately 40 percent of the $4.652 billion, or $1.874 billion, of the 2004 DWR revenue requirement to the Utility's customers.  The final allocation methodology for the 2004 DWR revenue requirement would be litigated in a second phase of this proceeding, and, once determined, would be retroactive to January 1, 2004.  Hearings in the second phase are scheduled to begin on January 20, 2004.

The CPUC is expected to issue a final decision on the 2001-2002 true-up adjustments and the interim allocation of the 2004 DWR revenue requirement in January 2004.

            The CPUC may accept, reject or modify the ALJ's proposed decision.  If the CPUC retroactively determines that the Utility has under-remitted a material amount to the DWR and orders the Utility to make a one-time true-up payment from cash on hand rather than collect the under-remitted amount from customers on a going-forward basis, the Utility's financial condition and results of operation would be materially adversely affected.  PG&E Corporation and the Utility are unable to predict the outcome of this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	/s/ CHRISTOPHER P. JOHNS _____________________________________
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By:	/s/ DINYAR B. MISTRY _________________________________________
DINYAR B. MISTRY Vice President and Controller

Dated:	December 12, 2003